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SHAREHOLDER MEETING (Unaudited)

On September 26, 1996, a special shareholder meeting was held at which the eleven Trustees identified below were elected, the selection of Deloitte & Touche LLP as the independent certified public accountants and auditors of the Fund for the fiscal year beginning October 1, 1995 was ratified (Proposal No.
1), the approval of a new investment advisory agreement with OppenheimerFunds, Inc. (Proposal No. 2), the Fund's amended Class A 12b-1 Distribution and Service Plan was approved by Class A shareholders (Proposal No. 3), the Fund's amended Class B 12b-1 Distribution and Service Plan was approved by Class B shareholders (Proposal No. 4) and the Fund's amended Class C 12b-1 Distribution and Service Plan was approved by Class C shareholders (Proposal No. 5). The following is a report of the votes cast:

NOMINEE/PROPOSAL           FOR                 AGAINST         WITHHELD/ABSTAIN        TOTAL
----------------------------------------------------------------------------------------------
Robert G. Avis           8,268,105.956        94,830.312                --       8,362,936.268
William A. Baker         8,284,580.597        78,355.671                --       8,362,936.268
Charles Conrad, Jr.      8,288,023.846        74,912.422                --       8,362,936.268
Jon S. Fossel            8,287,101.937        75,834.331                --       8,362,936.268
Sam Freedman             8,280,155.813        82,780.455                --       8,362,936.268
Raymond J. Kalinowski    8,287,005.853        75,930.415                --       8,362,936.268
C. Howard Kast           8,281,408.293        81,527.975                --       8,362,936.268
Robert M. Kirchner       8,286,171.994        76,764.274                --       8,362,936.268
Bridget A. Macaskill     8,287,466.702        75,469.566                --       8,362,936.268
Ned M. Steel             8,284,676.127        78,260.141                --       8,362,936.268
James C. Swain           8,267,184.047        95,752.221                --       8,362,936.268
----------------------------------------------------------------------------------------------
Proposal No. 1           8,181,936.836        23,362.450       177,077.150       8,382,376.436
Proposal No. 2           7,970,833.153        22,855.799       388,687.484       8,382,376.436
Proposal No. 3           3,381,168.164        16,893.996       134,106.169       3,532,168.329
Proposal No. 4           3,606,436.610        48,770.655       285,833.731       3,941,040.996
Proposal No. 5             885,251.055                --        23,916.056         909,167.111
